                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                   FORM 12b-25

Commission File No. 0-15690                                     CUSIP No.  None

                           NOTIFICATION OF LATE FILING

                     [ ] Form 10-K and 10 KSB    [ ] Form 11-K
                 [ X ] Form 10-Q and Form 10-QSB [ ] Form N-SAR

                     For the Period Ended December 31, 1999

                Nothing in this Form shall be construed to imply that the Commission has verified any information contained herein.

--------------------------------------------------------------------------------
PART I.  Registration Information
--------------------------------------------------------------------------------

                        RESOURCES PENSION SHARES 5, L.P.
                        --------------------------------
                            (Full Name of Registrant)

5 Cambridge Center, 9th Floor, Cambridge, Massachusetts                   02142
-------------------------------------------------------                   -----
   (Address of Principal Executive Office)                            (Zip Code)

--------------------------------------------------------------------------------
PART II. Rules 12b-25(b) and (c)
--------------------------------------------------------------------------------

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

     (a) The reasons described in reasonable detail in Part III of this Form could not be eliminated without reasonable effort or expense;

[X] (b) The subject quarterly report will be filed on or before the fifth calendar day following

     (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

--------------------------------------------------------------------------------
PART III. Narrative
--------------------------------------------------------------------------------
         The registrant was unable to obtain all necessary information to prepare the quarterly report prior to its due date. The registrant will file its Form 10-Q report prior to the expiration of the 5-day extension period.

--------------------------------------------------------------------------------
PART IV.  Other Information
--------------------------------------------------------------------------------

(1) Name and telephone number of person in contact in regard to this notification:

   David J. Heymann                   516                        681-3636
   ----------------                   ---                        --------
       (Name)                     (Area Code)                (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

         YES  [   ]        NO [ X ]

         Annual Report on Form 10K for the year ended December 31, 1999

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

         YES  [   ]        NO [ X ]

         RESOURCES PENSION SHARES 5, L.P.
         --------------------------------
         (Name of registrant as specified in charter)

     has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  May 16, 2000                         RESOURCES PENSION SHARES 5, L.P.

                                            By:  Resources Capital Corp.
                                                 Administrative General Partner


                                                 By: /s/ Michael L. Ashner
                                                   -------------------------
                                                         Michael L. Ashner
                                                         President